AGREEMENT FOR PURCHASE AND SALE OF BUSINESS

STATE OF LOUISIANA
PARISH OF CALCASEIU

This agreement is made on December 16, 2010, by Solar America Corporation, a Corporation registered in the State of Wyoming, with its principal office located in Lake Charles, Louisiana (“Buyer”), and Tina Thomas of Covington, Louisiana (“Seller”).

ARTICLE I.

PURCHASE AND SALE

1.01. In consideration of the mutual promises and conditions contained in this agreement, Seller agrees to sell to Buyer, and Buyer agrees to purchase from Seller, on the terms, conditions, warranties and representations set forth in this Agreement:

(a) One Hundred Percent of the issued and outstanding shares of Solar N Stuff Inc., a Corporation registered in the State of Louisiana, business owned and operated by Seller, being conducted under the name Solar N Stuff located at 1102 N Hwy 190, Suite D, Covington, LA 70433 (the “Business”);

(b) all of the stock in trade, inventory, and merchandise of the Business as described in Exhibit “A” attached to this agreement;

(c) all of the fixtures, equipment, and other tangible assets of the Business as shown on attached Exhibit “B”;

(d) any leasehold interest owned by Seller under the lease for the premises where the Business is located; and

(e) all the trade, business name, goodwill, and other tangible or intangible assets of the Business.

ARTICLE II.

AMOUNT OF PURCHASE PRICE

2.01. The total purchase price to be paid by Buyer to Seller for all the properties, assets and rights of the Business described in this Agreement (“Purchase Price”) shall be $100,000.00.

2.02. In addition to the Purchase Price, Buyer agrees that Seller shall retain ownership of all accounts receivable outstanding as of the date of this Agreement, unless otherwise noted in this Agreement and/or Exhibits hereto.  A detailed list of the accounts receivable as of the date of this Agreement is attached as Exhibit “C”;

ARTICLE III.

PAYMENT OF PURCHASE PRICE

3.01. The total Purchase Price shall be paid as follows:

(a) The Buyer shall make arrangements to pay in full all outstanding accounts payable of the Seller as of the date of this Agreement.  A detailed list of the accounts payable as of the date of this Agreement is attached as Exhibit “D”;

(b) The remaining balance of the Purchase Price, after deducting the accounts payable, as described in this Article, shall be paid to seller in certified funds when this Agreement is signed.

ARTICLE IV.

CLOSING

4.01. The closing of the sale and purchase of the Business (the “Closing”) shall take place at Solar N Stufflocated at 1102 N Hwy 190, Suite D, Covington, LA 70433, on or before December 16, 2010or at such other place and date as the parties may agree to in writing.

4.02. At the closing the Seller shall:

(a) deliver clear title and ownership to Buyer of all assets subject to this Agreement; and

(b) execute any other documents necessary to finalize this Agreement.

4.03. At the Closing the Buyer shall:

(a) pay all remaining moneys owed to Seller; and

(b) execute any other documents necessary to finalize this Agreement.

ARTICLE V.

REPRESENTATIONS, WARRANTIES, COVENANTS AND AGREEMENTS BY SELLER

5.01. Seller agrees and warrants and represents to Buyer that:

(a) the financial records for the Business, previously inspected by Buyer, contain a full and complete record and account of the financial affairs of this Business and truthfully set forth all liabilities, assets and other matters pertaining to the fiscal or financial condition of this Business through the date of inspection and furthermore, that there have been no material changes in the financial condition of this Business since that time except for transactions normal to this Business;

(b) Seller is the lawful owner of this Business and has good right and due authorization to sell it. At the time of signing this Agreement, Seller neither knows nor has reason to know of the existence of any outstanding claim or title, or interest, or lien in, to, or on this Business except as shown on the financial records of this Business inspected by Buyer;

(c) all fixtures and equipment sold pursuant to this Agreement are free and clear of any lien (including UCC financing statements) and/or debt unless otherwise set forth in a written statement from Seller to Buyer;

(d) Seller owes no obligations and has contracted no liabilities affecting this Business or which might affect the consummation of the purchase and sale described in this Agreement that are not shown on the financial records inspected by Buyer and that have not been expressly disclosed to Buyer;

(e) there are no taxes due and owing on account of Seller's operation of the Business for unemployment compensation, withholding tax, social security tax, sales tax, personal property tax, franchise tax, income tax, and other taxes of any nature;

(f) except as described in Article 3 herein, any accounts payable due and owing as of the Closing shall remain the responsibility of Seller and shall be paid promptly as they become due and payable;

(g) no litigation, actions or proceedings, legal, equitable, administrative, through arbitration or otherwise, including but not limited to lawsuits, claims or disputes with employees, customers and vendors, etc., are pending or threatened that might affect this Business, the assets being purchased, or the consummation of the purchase and sale described in this Agreement;

(h) Seller agrees to indemnify and hold Buyer harmless from any and all claims, causes of actions, damages, or debts, including legal fees, resulting from any actions, occurrences or events occurring prior to the Closing;

(i) all mechanical equipment sold pursuant to this Agreement is in good working condition.

ARTICLE VI.

REPRESENTATIONS, WARRANTIES AND AGREEMENTS BY BUYER

6.01. Buyer agrees and warrants and represents to Seller that Buyer will duly notify all authorities, suppliers, creditors, and/or other entities that Buyer is to be responsible for all liabilities associated with the operation of the Business, including without limitation withholding taxes, social security taxes, unemployment contributions, salaries, and purchases incurred after the Closing, and Buyer specifically agrees to assume such liabilities as of the Closing.

ARTICLE VII.

COMPLIANCE WITH BULK SALES LAW

7.01. At the Closing, Seller will deliver to Buyer a sworn list of all existing creditors of the Business.

7.02. By reason of this list Seller and Buyer agree that notice to creditors under the Bulk Sales law of Louisiana will not be required and need not be given except in respect to any creditors named on this list.

7.03. Any such debt, unless otherwise provided for in this Agreement, is to be paid solely by Seller, and Seller does indemnify and hold Buyer harmless from any and all loss, expense, damage or liability, including counsel fees, that Buyer may incur or become subject to by reason of noncompliance with the Bulk Sales law.

ARTICLE VIII.

TRADE NAME, TELEPHONE NUMBER, BANK ACCOUNTS AND POST OFFICE BOX

8.01. Seller assigns to Buyer the exclusive right to use the trade or business name and Seller agrees not to use, or authorize others to use, this name or a similar name.

8.02. Seller agrees to allow Buyer to assume the Business telephone number, bank and merchant accounts, current advertising arrangements, including Internet and/or “Yellow Pages Advertising,” and the Post Office Box, if any, currently used by the Business for a mailing address.

ARTICLE IX.

DELIVERY OF BOOKS AND RECORDS

9.01. All books, records, files, documents and papers, including customer lists and all records of the accounts of customers used in the operation of or relating to the Business shall be transferred and delivered to Buyer at the Closing.

9.02. All of these books, records, files, documents and papers shall be available to Seller at any reasonable time for any proper purpose, and Seller has the right to freely examine and to copy all such materials prior to closing.

ARTICLE X.

NONASSUMPTION OF LIABILITIES

10.01. Unless otherwise expressly provided for in this agreement, the liabilities and obligations incurred by Seller prior to the Closing are not assumed by Buyer but continue as liabilities and obligations of Seller and shall be solely paid by Seller.

10.02. In the event Buyer is required to pay after the Closing any valid lien, debt, or expense incurred by Seller prior to the Closing Date, Buyer shall have the right to collect from the Seller any such lien, debt, or expense actually paid by Buyer, which is the valid and legal obligation of the Seller.

ARTICLE XI.

INDEMNIFICATION OF SELLER

11.01. Buyer will indemnify and hold Seller and the property of Seller free and harmless from any and all claims, losses, damages, injuries and liabilities arising from or in connection with the operation of the Business after the Closing.

ARTICLE XII.

PRORATIONS

12.01. There shall be prorated between Seller and Buyer on the basis of 30 days per month as of 12:01 a.m. Central Standard Time on the date of the Closing all property taxes, rent, insurance premiums, and utility bills, etc.

ARTICLE XIII.

DEFAULT

13.01. After execution of this Agreement by the parties, default shall consist in the failure of either party to perform its respective obligations and duties and/or a breach of a warranty or covenant in this agreement.

13.02. In the event of default of either party, Seller or Buyer shall have the right to sue for specific performance and/or sue for damages in addition to any other relief provided in this Agreement or attached Exhibits. In a suit for default, reasonable attorney fees shall be recoverable by the prevailing party.

ARTICLE XIV.

RESTRICTIVE COVENANTS

15.01. The Seller expressly agrees that for a period of 2 years following the execution of this Agreement, she will not, directly or indirectly, as an employee, agent, proprietor, partner, stockholder, officer, director, or otherwise, render any services to, or on her own behalf engage in or own a part or all of any business which is the same as, similar to, or competitive with the Business, which is being sold to Buyer, anywhere within a 250 mile radius from the current location of the Business that is being sold without the prior written consent of the Buyer.

15.02. The Seller shall not for a period of 2 years immediately following the execution of this Agreement, regardless of any reasons or cause, either directly or indirectly:

(a) make known to any person, firm or corporation the names and addresses of any of the customers of the Seller or Buyer or any other information pertaining to them; or

(b) call on, solicit, or take away, or attempt to call on, solicit, or take away any of the customers of the Seller on whom the Seller called or with whom she became acquainted during ownership of this Business either for Seller or for any other person, firm or corporation.

15.03. Should Seller violate any paragraph of this Article, the parties agree that stipulated damages shall be $100,000 per occurrence.

ARTICLE XV.

GENERAL AND ADMINISTRATIVE PROVISIONS

16.01. Parties Bound. This Agreement shall be binding upon and inure to the benefit of the Parties to this Agreement and their respective heirs, executors, administrators, legal representatives, successors and assigns.

16.03. Corporate Authority. If any party to this Agreement is a legal entity (partnership, corporation and/or trust), such party represents to the other that this Agreement, the transaction contemplated in this Agreement, and the execution and delivery hereof, have been duly authorized by all necessary partnership, corporate or trust proceedings and actions, including without limitation the action on the part of the directors, if the party is a corporation. Certified copies of such corporate or other resolutions authorizing this transaction shall upon request be delivered at the Closing.

16.04. Use of Pronouns. The use of the neuter singular pronoun to refer to the Parties described in this Agreement shall be deemed a proper reference even though the Parties may be an individual, a partnership, a corporation, or group of two or more individuals, partnerships or corporations. The necessary grammatical changes required to make the provisions of this Agreement apply in the plural sense where there is more than one party to this Agreement, and to either corporations, partnerships or individuals, males or females, shall in all instances be assumed as though in each case fully expressed.

16.05. Louisiana Law. This Agreement shall be subject to and governed by the laws of the State of Louisiana.

16.06. Severability. If any provision of this Agreement should, for any reason, be held violative of any applicable law, and so much of this Agreement be held unenforceable, then the invalidity of such a specific provision in this Agreement shall not be held to invalidate any other provisions in this Agreement, which other provisions shall remain in full force and effect unless removal of the invalid provisions destroys the legitimate purposes of this Agreement, in which event this Agreement shall be canceled.

16.07. Entire Agreement. This Agreement represents the entire understanding of the Parties hereto. There are no oral agreements, understandings, or representations made by any party to this Agreement that are outside of this Agreement and are not expressly stated in it.

16.08. Notices. All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given if mailed from within the United States by first class mail, postage prepaid, and addressed as follows:

to Seller:	Tina Thomas
75368 Moonshadow Lane
Abita Springs, LA 70420

to Buyer:	Solar America Corp.
1135Hodges Street
Lake Charles, LA 70601

A party may change the address for notice by giving of such change to the other party in writing.

SIGNED, ACCEPTED, AND AGREED TO on December 16, 2010 by the undersigned parties, who acknowledge that they have read and understand this Agreement and the Attachments and Schedules to it and they execute this legal document voluntarily and of their own free will.

"Seller"	"Buyer"
Tina Thomas, an individual	Solar America Corporation

/s/ Tina Thomas	/s/ Brian Barrilleaux
By: Brian Barrilleaux